Exhibit 99

                       NEW ENGLAND COMMUNITY BANCORP, INC.
                                  P.O. Box 130
                                Windsor, CT 06095

CONTACT:  David A. Lentini                                          Page 1 of 2
          Chairman, President & CEO
          (860) 683-4601


                          NEW ENGLAND COMMUNITY BANCORP
                 COMPLETES ACQUISITION OF BANK OF SOUTH WINDSOR

WINDSOR,  CT, August 14, 1998--New  England  Community  Bancorp,  Inc.  (Nasdaq:
"NECB") announced that its acquisition of the Bank of South Windsor will take effect after the close of business today. The transaction was approved by shareholders of both organizations at separate meetings held earlier this week. Management also reported that all necessary regulatory approvals have been received.

Under the terms of the agreement South Windsor shareholders will receive 1.3539 shares of NECB common stock for each share of Bank of South Windsor stock. Management placed the value of the transaction at $27,533,000. This value was arrived at based upon approximately 986,000 shares of South Windsor stock outstanding and the closing price of $20.625 for NECB stock (Nasdaq August 13,1998).

The transaction is expected to be accretive to NECB's earnings per share beginning in the fourth quarter of 1998. The transaction will be accounted for as a "pooling of interests." In such a transaction the historical performance of the entities are combined and restated for comparative purposes, and costs associated with the transaction are charged to net income in the period incurred. Management anticipates that the expenses related to the transaction and provisions for restructuring South Windsor will result in a one-time charge to earnings in the third quarter of approximately $2.6 million.

Bank of South Windsor will be merged with NECB's lead subsidiary, New England Bank. South Windsor's main office and branches in Vernon and East Hartford will become branches of New England Bank. Bank of South Windsor President & CEO, John
R. Dunn, remarked "Our customers may be assured that the same friendly, professional staff will be available to serve our customers in all three branch locations. I am glad to say that both management teams have worked hard to ensure a smooth transition."

NECB Chairman & CEO, David A. Lentini, noted "By joining forces our two successful banks have formed a stronger community bank better able to meet the future banking and borrowing needs for customers of both institutions."

In a related note President Dunn, who joined the Bank of South Windsor in 1996 and is the one given much of the credit for its return to profitability, is leaving the company to pursue other interests.

The Bank of South Windsor is NECB's second completed acquisition this quarter and the fifth since December 1995. In July NECB acquired Olde Port Bank of Portsmouth, New Hampshire, marking its first expansion beyond Connecticut boundaries.

NECB, with combined total assets of $806 million, is the parent company of New England Bank, Windsor, Connecticut; Equity Bank, Wethersfield, Connecticut; Community Bank, Bristol, Connecticut; and, Olde Port Bank, Portsmouth, New Hampshire.


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                                                                    Page 2 of 2

                               STATISTICAL SUMMARY
                               -------------------

(IN THOUSANDS; EXCEPT PER SHARE DATA)

    DATA AS OF JUNE 30, 1998         NECB (A)            BSW
                                -------------------------------------
    Total Assets                     $652,075         $153,683
    Total Loans                      $440,749          $95,001
    Total Deposits                   $544,457         $129,207
    Total Capital                     $60,975          $11,461
    Shares Outstanding                  5,770              986
    Book Value Per Share               $10.57           $11.63

(a)  includes Olde Port Bank, acquired on July 10, 1998